Exhibit 99.1

AMERICAN PHYSICIANS SERVICE GROUP, INC. REPORTS

THIRD QUARTER EARNINGS

AUSTIN, TX – (MARKET WIRE) – November 2, 2010 – American Physicians Service Group, Inc. (“APS”) (NASDAQ:  AMPH) today announced results for the quarter and nine months ended September 30, 2010.  For the three months ended September 30, 2010, revenues were $18.3 million compared to $19.9 million for the same period last year.  For the nine months ended September 30, 2010, revenues were $55.4 million compared to $55.8 million in the same period last year.  Net earnings for the third quarter were $4.9 million or $.71 per diluted share, compared to $6.4 million or $.92 per diluted share, in the same period last year. Net earnings for the first nine months were $15.6 million or $2.25 per diluted share, compared to $16.1 million or $2.28 per diluted share in the same period last year.

Ken Shifrin, APS Chairman of the Board, stated, “On September 1, 2010 we announced our agreement to merge with ProAssurance Corporation for $32.50 cash per common share.  While this quarter’s earnings were excellent, they declined from the prior period due to non-recurring transaction related expenses of $1.5 million, including legal and other professional expenses, a fairness opinion, and certain compensation expenses.”

Tim LaFrey, President of APS, added, “A competitive environment spurred by the success of tort reform in Texas continues to put pressure on prices and thus premium revenue in our largest market. Conversely, tort reform benefits us with low claims frequency and our underwriting margin continues to be very favorable. On the investment side, recurring investment income is beginning to stabilize at a lower level as interest rates have little room to fall any further; likewise, the investment portfolio has stabilized, with increased capital gains and fewer impairments in 2010. We continue to emphasize safeguarding our capital in our investment decisions.”

Mr. Shifrin concluded, “Our management team is focused on completing the requirements of the merger in order to achieve a 2010 closing.  We look forward to communicating further with you as that event approaches.”

As a result of the proposed acquisition of APS by ProAssurance Corporation, the Company has elected to discontinue hosting its earnings conference call.

APS is an insurance services firm with subsidiaries and affiliates which provide medical malpractice insurance and related services for physicians and other healthcare providers.  APS is headquartered in Austin, Texas.

This press release includes forward-looking statements related to APS that involve risks and uncertainties that could cause actual results to differ materially.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect the future results of APS, please see the recent filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of future performance.  Actual results may differ materially from management expectations.  Copies of the filings are available upon request to APS.

For further information, visit the APS website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. Marc Zimmermann, Chief Financial Officer

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, C-300

Austin, Texas  78746

(512) 328-0888

AMERICAN PHYSICIANS SERVICE GROUP, INC.
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands, except per share data)
	September 30,	December 31,
	2010	2009
Assets

Investments	$253,537	$241,061
Cash and cash equivalents	15,330	18,277
Premiums receivable	16,817	15,678
Reinsurance recoverables	6,416	9,682
Deferred policy acquisition costs	2,426	2,335
Deferred tax assets	3,117	6,015
Property and equipment, net	378	406
Intangible assets	2,527	2,563
Income tax receivable	4,178	623
Prepaid and other assets	3,144	3,132

Total assets	$307,870	$299,772

Liabilities

Reserve for loss and loss adjustment expense	$85,842	$88,668
Unearned premiums	38,385	36,341
Funds held under reinsurance treaties	2,410	2,379
Accrued expenses and other liabilities	7,400	6,495
Mandatorily redeemable preferred stock	-	6,679

Total liabilities	134,037	140,562

Shareholders' Equity
Common stock	683	688
Additional paid-in capital	81,915	81,784
Accumulated other comprehensive income	7,570	5,345
Retained earnings	83,665	71,393
Total shareholders’ equity	173,833	159,210

Total liabilities and shareholders’ equity	$307,870	$299,772

Shares outstanding	6,827	6,876

Book value per share	$25.46	$23.15

AMERICAN PHYSICIANS SERVICE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUES

Gross premiums written	$17,782	$21,446	$50,862	$53,668
Premiums ceded	(243)	676	(496)	1,339
Change in unearned premiums	(1,397)	(4,527)	(2,044)	(4,130)
Net premiums earned	16,142	17,595	48,322	50,877

Investment income, net of investment expense	2,268	2,351	6,989	7,358
Realized capital gains (losses), net	347	150	526	(352)
Other-than-temporary impairments	(457)	(238)	(557)	(2,245)
Other revenue	33	70	105	172
Total revenues	18,333	19,928	55,385	55,810

EXPENSES

Losses and loss adjustment expenses:
Current accident year losses	11,312	11,183	35,870	33,699
Prior year losses	(7,084)	(4,762)	(19,827)	(14,360)
Total losses and loss adjustment expenses	4,228	6,421	16,043	19,339
Other underwriting expenses	2,804	3,079	8,541	8,866
Change in deferred policy acquisition costs	(57)	(331)	(91)	(248)
General and administrative expenses	2,864	1,358	5,914	3,788
Total expenses	9,839	10,527	30,407	31,745

Income from continuing operations	8,494	9,401	24,978	24,065

Income tax expense	3,392	3,139	8,981	8,270

Net income from continuing operations	5,102	6,262	15,997	15,795
Net income (loss) from discontinued operations, net of tax	(200)	180	(367)	298
Net income	$4,902	$6,442	$15,630	$16,093

Diluted income per share	$0.71	$0.92	$2.25	$2.28

Diluted weighted average shares outstanding	6,936	6,989	6,950	7,073

Operating Income	$6,515	$6,319	$17,578	$17,483

Diluted operating income per share	$0.94	$0.90	$2.53	$2.48

Non-GAAP Financial Measures

Operating Income is a “Non-GAAP” financial measure which is widely used in the insurance industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax effects of realized investment gains or losses and infrequent items that are not considered core to the underwriting performance of our insurance segment or the operating performance of our financial services segment, and we believe presents a more appropriate view of the performance of our core operations. We present this information to facilitate industry peer comparisons by investors and by outside industry analysts. While we believe disclosure of certain non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP.  The following table is a reconciliation of Net Income to Operating Income:

Reconciliation of Net Income to Operating Income (in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net Income	$4,902	$6,442	$15,630	$16,093
Adjustments, net of tax effects:
Realized capital (gains) losses, net	(225)	(98)	(342)	229
Other-than-temporary impairments	297	155	362	1,459
Discontinued operations	200	(180)	367	(298)
Non-recurring transaction expenses*	1,341	-	1,561	-
Operating Income	$6,515	$6,319	$17,578	$17,483

Per diluted share:
Net Income	$0.71	$0.92	$2.25	$2.28
Effect of adjustments	$0.23	$(0.02)	$0.28	$0.20
Diluted operating income per share	$0.94	$0.90	$2.53	$2.48

* Subject to closing conditions, the Company anticipates an additional $2,500,000 of non-recurring transaction expenses in the fourth quarter of 2010 as a result of the proposed acquisition of APS by ProAssurance Corporation.

SELECTED INSURANCE DATA FOR API

Claims History

	Claims Reported	Open Claims
Date	in the Quarter	at Quarter End
September 30, 2010	85	515
June 30, 2010	107	521
March 31, 2010	84	537
December 31, 2009	90	572
September 30, 2009	100	578
June 30, 2009	100	565
March 31, 2009	104	583
December 31, 2008	77	585
September 30, 2008	114	681
June 30, 2008	92	667
March 31, 2008	98	688
December 31, 2007	128	740
September 30, 2007	89	746